EXHIBIT 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 7th day of January 2014 (the “Effective Date”), by and between Internet Media Services, Inc., a Delaware corporation (the “Company”), and Paul Neelin, an individual (the “Employee”).

1.           Employment Period.  The Company hereby agrees to employ the Employee as its Founder and Chief Operations Officer, and the Employee, in such capacity, agrees to provide services to the Company for the term beginning on the Effective Date (the “Commencement Date”) and ending on December 31, 2016, unless earlier terminated in accordance with this Agreement (the “Initial Term”).

This Agreement shall be extended for additional one year terms (each such term, a “Renewal Term”)], unless either the Board of Directors of the Company (the “Board”) or the Employee objects to such extension by delivering written notice to the other party at least [ninety (90) days] prior to the expiration of the Initial Term or the applicable Renewal Term.  Such notice, if given by either party and not withdrawn prior to the end of the applicable year, shall be deemed a termination of Employee’s employment by the party who delivered such notice under this Agreement.  The Initial Term and each Renewal Term shall be collectively referred to herein as the “Employment Period”.

2.           Performance of Duties.  The Employee agrees that during the Employment.  Period, while he is employed by the Company, he shall devote 100% of his full working time, energies and talents performing the duties assigned to him by the Board faithfully, efficiently and in a professional manner.  During the Employment Period, the Employee may not engage, undertake or be interested in (whether directly or indirectly) any other employment, business or occupation or become a director or employee or agent or consultant or partner of any other person, officer or company which either individually or in the aggregate would violate the immediately preceding sentence without the prior written consent of the Board.

3.           Compensation.  Subject to the terms and conditions of this Agreement, during the Employment Period, the Employee shall be compensated by the Company for his services as follows:

(a)           He shall receive, for the Initial Term and each Renewal Term, if any, a rate of salary that is not less than $10,000 (USD) Dollars per month (the “Salary”), payable monthly and subject to normal and customary tax withholding and other deductions, all on a basis consistent with the Company’s normal payroll procedures and policies.  During (i) the thirty (30) day period prior to the expiration of each successive twelve (12) month period during the Initial Term, and (ii) the thirty (30) day period prior to the commencement of any Renewal Term, the Employee’s salary rate shall be reviewed by the Board to determine whether an increase in his rate of compensation is appropriate, which determination shall be within the sole discretion of the Board.

(b)           He shall be eligible to receive, for the Initial Term and each Renewal Term, if any, an annual bonus (the “Bonus”), based on performance goals as established and approved by the Board.  [The performance goals and the target amount of the Bonus for the calendar years ending December 31, 2014, 2015 and 2016 respectively,  is as set forth on Schedule A attached hereto.]  The Board shall review the amount of the Bonus during the sixty (60) day period prior to the expiration of each calendar year during the Employment Period, in order to determine whether the target Bonus amount for the subsequent calendar year should be adjusted based on market compensation for similar positions.  The performance goals and the target Bonus amount for the Employee shall be established by the Board within thirty (30) days following the commencement of each calendar year during the Employment Period (beginning with the calendar year 2015); provided, however, that the target amount of the Bonus for each calendar year shall be not less than a sum equal to twenty percent 20%) of Employee’s then applicable Salary.  The Bonus shall be computed and paid to Employee at such time and in such manner as the Board shall determine, but the Company shall make reasonable efforts to pay such Bonus promptly after completion of the applicable calendar year and in no event later than sixty (60) days following the end of the preceding calendar year.  Should the Employee resign or be terminated, he will not be entitled to receive any Bonus for the calendar year during which Employee was terminated or resigned.  Unless mutually agreed.

(c)           He shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by him during the employment period in the performance of his services under this Agreement that are consistent with the Company’s policies in effect from time to time, provided that the Employee furnishes to the Company appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

(d)           He shall be entitled to all scheduled holidays of the Company, and a minimum of fifteen (15) days of paid vacation per year (subject to increase in the sole discretion of the Board).

(e)           He shall be eligible to participate in the benefits made generally available by the Company to the Employee management team, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

(f)           He shall be entitled to a monthly car allowance of $500.

4.           Termination.  The Employee’s employment hereunder may be terminated prior to the expiration of the Employment Period under the following circumstances:

(a)           Death.  The Employee’s employment hereunder shall terminate upon his death.

(b)           Total Disability. The Company may terminate Employee’s employment upon the Employee becoming “Totally Disabled.”  For purposes of this Agreement, “Totally Disabled” means any physical or mental ailment or incapacity as determined by a licensed physician in good standing, which has prevented, or is reasonably expected (as determined by a licensed physician in good standing) to prevent, the Employee from performing the duties incident to the Employee’s employment hereunder which has continued for a period of either (A) one hundred twenty (120) consecutive days or (B) two hundred ten (210) total days in any twelve (12) month period; provided, however, that the Employee receives at least thirty (30) days written notice prior to such termination.

(c)           Termination by the Company for Cause.  The Company may terminate Employee’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i)           any act or omission that constitutes a material breach by the Employee of any of his obligations under this Agreement;

(ii)          the refusal or failure by the Employee to carry out specific reasonable directions of the Board, which are of a material nature and consistent with the Employee’s position;

(iii)         the refusal or failure by the Employee to satisfactorily perform the duties reasonably required of him by the Company in his capacity as Founder and Chief Operations Officer of the Company;

(iv)           in any calendar year where the gross revenue of the Company reported on a GAAP basis has not exceeded $500,000;

(v)            the Employee engaging in any misconduct, fraud or dishonest action (including, without limitation, theft or embezzlement), violence, threat of violence, or any activity that could result in any violation of federal securities laws, in each case that is injurious to the Company or any of its subsidiaries or affiliates;

(vi)           the Employee’s material breach of a written policy of the Company;

(vii)          the conviction of the Employee of, or plea of nolo contendere to, a felony under federal or state law, or a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations (as determined in the reasonable discretion of the Board); or

(viii)           any other willful misconduct by the Employee which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates.

(ix)              insolvency of the Company through the protection of the bankruptcy codes, assignment for the benefit of creditors (ABC), or any and all public or private insolvency options available to the Company.

Notwithstanding the foregoing, “Cause” for termination shall not be deemed to exist with respect to the Employee’s acts as described in subsections (i), (ii), (iii), (iv) or (vi) above, unless the Company shall have given written notice to the Employee within a period not to exceed fifteen (15) days of the Company’s knowledge of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) days after such notice, the Employee shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two (2) cure periods need be provided during any twelve (12) month period.  For the avoidance of doubt, Employee shall not be afforded any cure period with respect to the acts described in subsections (v), (vii),(viii) or (ix) above.

(d)           Termination by Employee for Good Reason.  Employee may terminate his employment with the Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean a termination by the Employee of his employment with the Company due to a breach by the Company of its material obligations under this Agreement, or any other agreement to which Employee and Company are both parties; provided, however, that (i) the Employee provides written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination within thirty (30) days following the occurrence of such events, without the Employee’s consent, (n) if such circumstances are correctable, the Company fails to correct the circumstances set forth in Employee’s notice of termination within thirty (30) days of receipt of such notice, and (iii) the Employee actually terminates employment within sixty (60) days following such occurrence:

(e)           Voluntary Termination by the Employee other than for Good Reason.  The Employee may terminate his employment hereunder at any time by providing written notice to the Company at least thirty (30) days prior to his voluntary termination of employment.

(f)            Notice of Termination.  Any termination by the Company or by the Employee under this Agreement shall be communicated by written notice to the other party.

For avoidance of doubt, the Company may not terminate the Employee’s employment hereunder for any reason except for the reasons described in this Section 4.

5.           Obligations and Compensation Following Termination of Employment.  In the event that Employee’s employment hereunder is terminated, Employee shall have the following obligations and shall be entitled to the following compensation and benefits upon such termination, and nothing else:

(a)           In the event that (A) Employee terminates his employment for Good Reason in accordance with Section 4(d) above, or (B) the Company terminates his employment in any manner other than pursuant to Section 4(a), Section 4(b) or Section 4(c), above, in any case, but subject to the Employee’s compliance with the provisions contained in Sections 5(d), 5(e), the Company shall pay to the Employee: (.i) any accrued but unpaid Salary for services rendered to the date of termination; and (ii) an amount equal to the Salary at the time of such termination, payable for the remainder of the then-current term (i.e., the Initial Term or any Renewal Term).

(b)           Termination due to Death or Total Disability.  In the event that the Employee’s employment is terminated due to the Employee’s death or by the Company as a result of the Employee being deemed to be Totally Disabled, the Company shall pay to the Employee the following amounts and nothing else: (i) any accrued but unpaid Salary for services rendered to the date of termination; and (ii) an amount equal to the Salary at the time of such termination, payable each month, over a six month period beginning thirty (30) days after the date of such termination in accordance with Section 3(a) above.

(c)           Termination by the Company for Cause or Voluntary Termination by Employee other than for Good Reason.  In the event that Employee’s employment is terminated by the Company for Cause pursuant to Section 4(c) above, or due to the Employee’s voluntary resignation other than for Good Reason pursuant to Section 4(e) above, the Company shall pay to the Employee any accrued but unpaid Salary for services rendered to the date of termination and nothing else.

(d)           Employee’s Obligation to Execute a General Release.  In the event that Employee’s employment is terminated for any reason, the Company’s obligation to pay the Employee the amounts set forth above in this Section 5 (with the exception of any accrued but unpaid Salary for services rendered on the date of termination) shall be conditioned upon the Employee (or his estate or beneficiary, as applicable) executing, and the effectiveness within ninety (90) days after such termination of employment of, a valid waiver and release of all claims that the Employee may have against the Company, Board of Directors, consultants, advisors, etc. under this Agreement in a form reasonably satisfactory to the Company (which waiver and release of all claims shall not waive or release claims for amounts payable pursuant to this Agreement or claims Employee may have as a shareholder of the Company).  Notwithstanding the above, Employee agrees not to bring, or cause to bring, any type of legal action against any member of the Company’s board of  directors, past or present, for any reason.  Employee acknowledges that by being a member of the board of directors they have the ability to influence and approve actions that require board of directors approval and, as such, have an equal voice related to all board of directors decisions.

(e)           Return of Company Property.  In the event that Employee’s employment is terminated for any reason, the Employee (or his estate or legal representative, as the case may be) shall be obligated to immediately return all properly of the Company or any of its affiliates in his (or their) possession as of the date of termination, including, but not limited to, (i) cell phones, personal computers or other electronic devices provided by the Company, including all files resident on such devices; (ii) all memoranda, notes, records, files or other documentation, whether made or compiled by the Employee alone or in conjunction with others (regardless of whether such persons are employed by the Company); (iii) all proprietary or other information of the Company and its affiliates (originals and all copies) which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be); and (iv) any and all other property of the Company and its affiliates which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be), whether directly or indirectly.

(f)            Transition Services.  In the event that either (i) the Employee terminates his employment without Good Reason in accordance with Section 4(e) above, or (ii) the Employment Period expires pursuant to either party’s non-renewal thereof, the Employee agrees that after the date of such termination or expiration, as applicable, he shall, for a period not to exceed ninety (90) days from the effective date of his termination, take all actions as reasonably requested by the Company in order to transition all of his former job duties and responsibilities to his successor, and the Company shall compensate the Employee for such services at the pro rata hourly rate of the Employee’s Salary as of the date of the date of the Employee’s termination.

6.           Covenants of Employee.  The Employee covenants and agrees that:

(a)            Confidential Information.  During the Employment Period and at all times thereafter, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s business or to the Company and its affiliates learned by the Employee heretofore or hereafter directly or indirectly from the Company and its affiliates, including, without limitation, information with respect to (a) operations, (b) sales figures, (c) profit or loss figures and financial data, (d) costs, (e) customers, clients, and customer lists (including, without limitation, credit history, repayment history, financial information and financial statements), and (f) plans (collectively, the “Confidential Information”) and shall not disclose such Confidential Information to anyone outside of the Company and its affiliates except with the Company’s express written consent and except for Confidential Information which (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.  The Employee further agrees that he shall not make any statement or disclosure that (a) would be prohibited by applicable Federal or state laws or (b) is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.

(b)           Non-Solicitation.  During the Employment Period and for a six-month period thereafter (the “Restricted Period”), the Employee shall not, without the Company’s prior written consent, directly or indirectly, knowingly solicit or encourage any employee of the Company to leave the employment of the Company or hire or participate in hiring any employee who has left the employment of the Company during the Restricted Period or the six (6) month period prior to the beginning of the Restricted Period.

(c)            Non-Compete.

(i)           During the Employment Period and, in the event (A) the Employee’s employment with the Company is terminated for “Cause,” (B) the Employee resigns from the Company without “Good Reason,” or (C) the Employee elects for the Employment Period to expire in accordance with Section 1 above, then, also during the Restricted Period, the Employee expressly shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, a Competitive Business; provided, however, that the foregoing shall not prohibit the Employee from acquiring, solely as an investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as the Employee is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than five percent (5%) of the outstanding voting power of that entity.  For purposes of this Section 6(c), “Competitive Business” means any enterprise in the business that markets, sells, or distributes, via vending kiosks, products or services that are the same or similar to the products or services the Company markets, sells, or distributes.

 (ii)           Employee recognizes that Employee’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Employee (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Employee’s services), the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies.  Anything to the contrary herein notwithstanding, the Company may seek such equitable relief in any federal or state court in New York and Employee hereby submits to exclusive jurisdiction in those courts for purposes of this Section (6)(c)(ii).  Such exclusive jurisdiction of courts in New York shall not affect a court’s ability to award equitable relief as provided in Section 7(a) of this Agreement.

(d)           Records.  All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee by the Company concerning the Company’s business or the Company shall be the Company’s property and shall be delivered to the Company at any time on request.

(e)           Acknowledgment.  Employee acknowledges and agrees that the restrictions set forth in this Section 6 are critical and necessary to protect the Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration.  Employee also acknowledges and agrees that, in the event that Employee breaches any of the provisions in this Section 6, the Company shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this Section 6.  Employee further acknowledges that any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 6.

(f)           Cessation of Payments and Benefits Upon Breach.  Company’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for all compensation and benefits accrued but unpaid up to the date of termination, will automatically and immediately terminate in the event that Employee breaches any of the restrictive covenants in this Section 6; provided, however, that Company provides written notice to Employee specifying in reasonable detail the circumstances claimed to provide the basis for such breach without Company’s consent, of such events.

7.           Rights and Remedies Upon Breach of Restrictive Covenants.  If the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

 (a)           The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(b)           The right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Company.

8.           Indemnification.

(a)           The Company shall indemnify Employee to the fullest extent permitted by Delaware against all claims, actions, costs, expenses, liabilities, and losses (including without limitation, attorneys’ fees, judgments, fines, penalties, and ERISA excise taxes), incurred by Employee in connection with an Identifiable Proceeding that arises from or relates to any acts, events, or omissions that occur on or after the Effective Date of this Agreement.  For purposes of this Section 8, “Identifiable Proceeding” shall mean any identifiable action, suit, or proceeding, whether civil or criminal, administrative or investigative, in which Employee is made a party to, or a witness in, such action, suit, or proceeding by reason of the fact that Employee is or was an officer, director or employee of the Company or is or was serving as an officer, director, shareholder, employee, trustee, or agent of any other entity at the request of the Company.  To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company, Employee shall be covered by such policy or policies in accordance with its or their terms.

(b)           The Company shall advance to Employee all reasonable costs and expenses incurred in connection with an Identifiable Proceeding within twenty (20) days after receipt by the Company of a written request for such advance.  Such request shall include an itemized list of the costs and expenses expected to be incurred in connection with the Identifiable Proceeding.  Employee shall promptly repay the amount of such advance if ultimately it shall be determined that Employee is not permitted to be indemnified against such costs and expenses under applicable law.  If Employee has commenced or commences legal proceedings in a court of competent jurisdiction to secure a determination that Employee should be indemnified under applicable law, as provided in this Section 8.  then Employee shall not be required to reimburse the Company for any expense or cost advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed).  Employee’s obligation to reimburse the Company, for expense advances shall be unsecured and no interest shall be charged thereon.

(c)           The Company shall not settle any Identifiable Proceeding or claim in any manner which would impose on Employee any penalty or limitation without Employee’s prior written consent.  Employee will not withhold consent to any proposed settlement of an Identifiable Proceeding unreasonably.

9.           Successors; Assignment.  This Agreement shall be binding on, and inure to the benefit of, each of the parties and their permitted successors and assigns.  This Agreement may be assigned by the Company to a successor in interest in connection with a sale of all or substantially all of the assets or securities of the Company.

10.           Severability; Blue Penciling.

(a)           The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects.  If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(b)           If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

11.           Waiver of Breach.  The waiver by either the Company or the Employee of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Employee.

12.           Notice.  Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)           to the Employee addressed as follows:

___________________
___________________
 ___________________

(b)           to the Company addressed as follows:

Internet Media Services, Inc.
1507 7th Street, #425
Santa Monica, CA 90401

13.           Amendment.  This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Employee’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.

14.           Applicable Law.  The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of  Delaware without regard to the conflicts of laws principles thereof.  Any dispute is to be resolved exclusively in the courts of the State of California.

15.           Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.           Authority.  Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.           Entire Agreement.  This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein.  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Employee’s duties, position, or compensation will not affect the validity or scope of this Agreement.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Employee and the Company have executed this Employment Agreement as of the Effective Date.

“Employee”

/s/ Paul Neelin
Name

“Company”

INTERNET MEDIA SERVICES, INC.

/s/ Alex Orlando
Name: Alex Orlando
Title: BOARD MEMBER

/s/ Patrick White
Name: Patrick White Title: BOARD MEMBER

/s/ Philip Jones
Name: Philip Jones Title: BOARD MEMBER

 [Signature Page to Employment Agreement]

Schedule A

Bonus Structure

PERIOD	CASH BONUS	CRITERIA FOR CASH BONUS
1/1/2014 – 12/31/2014	Minimum 20 PERCENT OF SALARY	GROSS REVENUE FOR THE PERIOD OVER $1,000,000
1/1/2015 – 12/31/2015	Minimum 20 PERCENT OF SALARY	GROSS REVENUE FOR THE PERIOD OVER $2,000,000
1/1/2016 – 12/31/2016	Minimum 20 PERCENT OF SALARY	GROSS REVENUE FOR THE PERIOD OVER $3,000,000

SHOULD REVENUE EXCEED THE YEARLY TARGET AND MEET FUTURE YEAR TARGETS
THEN THE BONUS WILL BE ACCELERATED TO INCLUDE THE FUTURE YEARS BONUS.

Gross revenue is calculated on a GAAP basis.